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                                                                      EXHIBIT 8


                             __________ ____, 1998


First American Bank of Indian River County
4000 20th Street
Vero Beach, Florida 32960

         Re: Agreement and Plan of Merger of SouthTrust Bank, National Association and First American Bank of Indian River County, joined in by SouthTrust Corporation and SouthTrust of Alabama, Inc.

Ladies and Gentlemen:

                  You have requested the opinion of Bradley Arant Rose & White LLP, as counsel to SouthTrust Corporation, a Delaware corporation ("SouthTrust"), regarding the transactions contemplated by that certain Agreement and Plan of Merger dated July 1, 1998, as amended by that Amendment No. 1 to Agreement and Plan of Merger dated September 14, 1998 (as amended, the "Merger Agreement"), of SouthTrust Bank, National Association (ST-Bank) and First American Bank of Indian River County ("First American"), joined in by SouthTrust and SouthTrust of Alabama, Inc., an Alabama corporation and a wholly-owned subsidiary of SouthTrust ("ST-Sub"). Specifically, you have requested us to opine that the merger of First American with and into ST-Bank (the "Merger") pursuant to the Merger Agreement will constitute a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that no gain or loss will be recognized by the stockholders of First American upon the receipt solely of SouthTrust voting common stock in exchange for their First American stock upon consummation of the Merger.

                  This opinion is being rendered pursuant to Section 9.8 of the Merger Agreement (as modified by that Certain Side Letter dated October 20, 1998, waiving the requirement of Section 9.8 subject to the provision of this opinion) and the requirements of Item 21(a) of the registration statement on Form S-4 (the "Registration Statement") which is being filed on SouthTrust's behalf with the Securities and Exchange Commission under the Securities Act of 1933, as amended. Capitalized terms used herein and not otherwise defined herein have the meanings given to them in the Merger Agreement.

                  In rendering the opinion set forth below, we have examined and relied upon originals or copies of the Merger Agreement, and upon representations given to us by letter from First American of even date herewith and from SouthTrust of even date herewith, each as described in the representation section of this letter (the "Representation Letters"), and such other documents and materials as we have deemed necessary as a basis for such opinion. In connection with such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, agreements


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First American Bank
___________ ____, 1998
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and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens and the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, and, as to factual matters, the veracity of written statements made by officers and other representatives of First American and SouthTrust included in the Merger Agreement and the Representation Letters.

                  The opinion stated below is based upon the relevant provisions of the Code, regulations promulgated pursuant thereto by the Department of the Treasury and the Internal Revenue Service (the "IRS"), current administrative rulings and applicable judicial decisions, all of which are subject to change. Neither SouthTrust, ST-Sub, ST-Bank nor First American has requested or will receive an advance ruling from the IRS as to any of the federal income tax effects to holders of First American stock of the Merger, or of any of the federal income tax effects to SouthTrust, ST-Sub, ST-Bank or First American of the Merger. Our opinion set forth below is not binding upon the IRS, and there can be no assurance, and none hereby is given, that the IRS will not take a position contrary to one or more of the positions reflected herein, or that our opinion will be upheld by the courts if challenged by the IRS.


                                     FACTS

                  SouthTrust is a registered bank holding company and is the common parent of an affiliated group of corporations, including ST-Bank, that file consolidated federal income tax returns on the calendar year basis. SouthTrust Common Stock is publicly held and publicly traded through the Automated Quotation System of the Nasdaq Stock Market.

                  In accordance with resolutions of SouthTrust's Board of Directors adopted on February 22, 1989, each share of SouthTrust Common Stock issued and outstanding carries with it eight twenty-sevenths of a right to purchase from SouthTrust one one-hundredth of a share of SouthTrust Preferred Stock designated as the Series A Junior Participating Preferred Stock at a purchase price of $75.00 (a "Right"). These Rights will expire on February 22, 1999 unless redeemed earlier and are not exercisable or transferable separately from the shares of SouthTrust Common Stock until the occurrence of certain events associated with an acquisition of a substantial amount of SouthTrust Common Stock. The provisions of the Rights are more fully described in the Rights Agreement between SouthTrust and Mellon Bank, N.A. (now known as ChaseMellon Shareholder Services LLC), as Rights Agent, and the Certificate of Designation for the Series A Preferred Stock, copies of each of which are exhibits to the Registration Statement.


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First American Bank
___________ ____, 1998
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                  Immediately prior to the Merger, SouthTrust will own 100% of the capital stock of ST-Sub, and ST-Sub will own 100% of the capital stock of ST-Bank. Both of ST-Sub and ST-Bank are included in the consolidated federal income tax return of SouthTrust.

                  First American is a corporation organized pursuant to the laws of the State of Florida and a registered bank holding company. As of March 31, 1998, the authorized capital stock of First American consisted of 213,000 shares of common stock, par value $10.00 per share, of which 128,865 shares were issued and outstanding (the "First American Common Stock"). As of the date of the Merger Agreement, a total of 128,865 shares of First American Common Stock would be issued and outstanding (assuming that no options for First American Common Stock shall have been exercised). First American is an accrual method taxpayer using a calendar year accounting period.



                           THE PROPOSED TRANSACTIONS

                  Pursuant to the Merger Agreement the following transactions will take place:

                  (1) ST-Sub will acquire all of the assets and liabilities of First American in exchange for voting common stock of SouthTrust in a transaction in which ST-Sub directs that all of the assets and liabilities of First American will be transferred to ST-Bank by means of a statutory merger of First American into ST-Bank pursuant to the Merger Agreement.

                  (2) First American will merge with and into ST-Bank in accordance with Sections 655.412 and 658.40 through 658.45 of the Florida Financial Institutions Code and in accordance with 12 U.S.C. ss. 215a, and ST-Bank shall be the surviving corporation. ST-Bank will acquire all of the assets and assume all of the liabilities of First American, and the separate corporate existence of First American will terminate.

                  (3) SouthTrust will issue a total of 243,168 shares of SouthTrust Common Stock in exchange for all of the issued and outstanding First American Common Stock (assuming that no options for First American Common Stock shall have been exercised).

                  (4) Each share of First American Common Stock will become and be converted into the right to receive 1.887 shares of SouthTrust Common Stock, and eight twenty-sevenths of a Right will be issued with each share of SouthTrust Common Stock exchanged in the Merger for First American Common
Stock.


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First American Bank
___________ ____, 1998
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                  (5)      No fractional shares of SouthTrust Common Stock will
be issued in the Merger; each holder of First American Common Stock who would otherwise be entitled to receive a fractional share interest, if any, will receive cash in lieu of a fractional share.

                  (6) In accordance with Section 2.2 of the Merger Agreement, obligations of First American under certain outstanding stock options which entitle the holders thereof to acquire First American shares and which were issued by First American (the "First American Options") will be assumed by ST-Sub in accordance with the terms of the particular First American Stock Option Plans under which such First American Options were issued and the particular stock option agreements under which such First American Stock Options are evidenced, and each such First American Option will be converted into an option to acquire a number of SouthTrust shares equal to the number of First American shares subject to such First American Option immediately prior to the Effective Time multiplied by the Conversion Ratio, and the per share exercise price under each such First American Option shall be adjusted by dividing the per share exercise price under each such First American Option by the Conversion Ratio and rounding down to the nearest cent.

                  (7) Any holder of First American Common Stock who dissents from the Merger will be entitled to receive from the surviving corporation the fair value of his or her shares in cash. Immediately prior to the Effective Time of the Merger, First American will establish an escrow account with an amount of cash equal to One Hundred and Fifty Percent (150%) of the value of the SouthTrust Common Stock which the dissenting shareholders would have been entitled to receive in the Merger but for the exercise of their rights of dissent (the "Dissent Escrow"). The escrow agent will disburse the escrowed funds to the dissenting shareholders in accordance with the Dissent Provisions. Any and all funds remaining in the Dissent Escrow after such disbursement will be remitted to ST-Bank as the surviving corporation.



                                REPRESENTATIONS

                  Officers of First American and SouthTrust each have made certain written representations to us on behalf of their respective institutions by letters each of even date herewith (the "Representation Letters"), and with your consent, we have relied upon the accuracy and validity of these representations provided in the Representation Letters in offering the opinions expressed below.




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First American Bank
___________ ____, 1998
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                                    OPINION

                  Upon the basis of the foregoing facts and representations, and solely for purposes of the Code, we are of the opinion that:

                  (i) For federal income tax purposes the Merger will be viewed as an acquisition by ST-Sub of substantially all of the assets of First American solely in exchange for SouthTrust voting common stock and the assumption of all the liabilities of First American by ST-Sub, followed by the transfer of the assets of First American to ST-Bank and the assumption by ST-Bank of the liabilities of First American.

                  (ii) The acquisition by ST-Sub of substantially all of the assets of First American in exchange solely for shares of SouthTrust voting common stock and the assumption by ST-Sub of First American' s liabilities, as described above, will constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code. For purposes of this opinion, "substantially all" means at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets of First American. Pursuant to Section 368(a)(2)(C) of the Code, the acquisition by ST-Sub of substantially all of the assets of First American will not be disqualified under Section 368(a)(1)(C) of the Code solely by reason of the fact that the assets of First American that were acquired by ST-Sub are transferred to ST-Bank. SouthTrust, ST-Sub and First American each will be a "party to the reorganization" within the meaning of Section 368(b) of the Code. The requirement under Section 368(a)(2)(G) of the Code that First American distribute the stock, securities, and other properties it receives, as well as its other properties, in pursuance of the plan of reorganization will be satisfied by reason of the issuance by ST-Sub of the merger consideration directly to the holders of First American Common Stock, and by reason of the cessation of the separate corporate existence of First American pursuant to the Merger Agreement and the applicable provisions of the Florida Code.

                  (iii) No gain or loss will be recognized by the shareholders of First American upon the receipt of SouthTrust Common Stock (including the Rights associated therewith) solely in exchange for their shares of First American Common Stock. In addition, no gain or loss will be recognized by First American shareholders upon the receipt of the Rights attached to the SouthTrust Common Stock.

                  (iv) The basis of the SouthTrust Common Stock to be received by the First American shareholders will be the same as the basis of First American Common Stock surrendered in exchange therefor, except for the basis allocated to any fractional shares.

                  (v) The holding period of the shares of SouthTrust Common Stock to be received by the shareholders of First American will include the period during which First American Common Stock surrendered in exchange therefor was held; provided that the shares of First American


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First American Bank
___________ ____, 1998
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Common Stock were held as capital assets within the meaning of Section 1221 of the Code as of the Effective Time.

                  (vi) First American shareholders who exercise dissenters' rights, and as a result of which receive only cash, will be treated as having received such cash as a distribution in redemption of their First American Common Stock, subject to the provisions and limitations of Section 302 of the Code. Those First American shareholders who hold no SouthTrust Common Stock, directly or indirectly through the application of Section 318(a) of the Code, following the Merger shall be treated as having a complete termination of interest within the meaning of Section 302(b)(3) of the Code, and the cash received will be treated as a distribution in full payment in exchange for First American Common Stock as provided in Section 302(a) of the Code. As provided in Section 1001 of the Code, gain or loss will be realized and recognized by such shareholders measured by the difference between the redemption price and the adjusted basis of the First American shares surrendered as determined under Section 1011 of the Code. Provided Section 341 of the Code (relating to collapsible corporations) is inapplicable and the First American Common Stock is a capital asset in the hands of such shareholders, the gain, if any, will constitute capital gain. Such gain will constitute a long-term capital gain if the surrendered First American shares were held by the shareholder for a period greater than one year prior to the Merger; if the surrendered First American shares where held by such shareholder for a period of one year or less, the gain will constitute short-term capital gain.

                  (vii) The payment of cash to a First American shareholder in lieu of issuing a fractional share interest in SouthTrust Common Stock will be treated as if the fractional share actually was issued as part of the Merger and then was redeemed by SouthTrust. This cash payment will be treated as having been received as a distribution in full payment in exchange for the fractional share of stock redeemed. Generally, any gain or loss recognized upon such exchange will be a capital gain or loss.

                  Our opinion, as stated above, is based upon our analysis of the Code, the regulations issued thereunder, current case law, and published rulings of the Internal Revenue Service; the foregoing are subject to change, and such changes may be given retroactive effect. In the event of such changes, our opinion set forth above may be affected and may not be relied upon. Furthermore, no opinion is expressed as to the federal tax treatment of the transaction under any other provisions of the Code and regulations, or as to the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically covered by the opinion.

                  This opinion is rendered solely with respect to certain federal income tax consequences of the Merger under the Code, and does not extend to the income or other tax


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First American Bank
___________ ____, 1998
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consequences of the Merger under the laws of any state or any political subdivision of any state; nor does it extend to any tax effects or consequences of the Merger to SouthTrust, ST-Sub or ST- Bank other than those expressly stated in the above opinion.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to this firm under the heading "Certain Federal Income Tax Consequences" in the Registration Statement and in the prospectus which is included as part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Yours very truly,